AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT is entered into as of the 22nd day of July, 2013, as amended and restated July 23, 2014, October 31, 2014, July 6, 2015, November 16, 2017, June 29, 2018 and November 1, 2019 by and between EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of the series of the Trust set forth on Schedule A hereto ( “Fund,” and collectively, the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that a Fund’s annual operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” and brokerage commissions, do not exceed the levels set forth on Schedule A hereto; and

WHEREAS, effective November 1, 2019, the Adviser desires to amend and restate this agreement and corresponding Schedule A which sets forth the certain series of the Trust that are parties to this Agreement;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the effective date of this Agreement until the termination date as set forth on Schedule A with respect to a Fund, it will reduce its compensation and/or reimburse certain expenses for such a Fund, to the extent necessary to ensure that such Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.

Fee Recovery. The Adviser shall be entitled to recover from a Fund, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts waived or reimbursed by the Adviser with respect to a Fund pursuant to this Agreement for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for such Fund. The Adviser shall only be permitted to seek reimbursement from a Fund, subject to certain limitations, for fees it waived and Fund expenses it paid to the extent the total annual fund operating expenses for a Class do not exceed the limits described above under “Fee Reduction” or any lesser limits in effect at the time of reimbursement.

Term. This Agreement shall terminate with respect to a Fund listed on Schedule A on the dates listed on Schedule A, or at an earlier date upon the discretion of the Board of Trustees of the Trust, upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:
Name:	Robert J. Enck
Title:	President

EQUINOX FUNDS TRUST, on behalf of the Fund

By:
Name:	Robert J. Enck
Title:	President

Amended and Restated Schedule A

Dated November 1, 2019

To The

Amended and Restated Expense Limitation/Reimbursement Agreement

Dated July 22, 2013, as Amended and Restated November 1, 2019

Between

Equinox Funds Trust And Equinox Institutional Asset Management, LP

Fund	Class	Contractual Limit on Total Annual Operating Expenses	Termination Date
Equinox Ampersand Strategy Fund*			October 31, 2020
	A	1.24%
	I	0.99%

*	Prior to June 29, 2018, the Equinox Ampersand Strategy Fund was the “Equinox EquityHedge U.S. Strategy Fund.”

This Amended and Restated Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:
Name:	Robert J. Enck
Title:	President

EQUINOX FUNDS TRUST, on behalf of the Fund

By:
Name:	Robert J. Enck
Title:	President